                                                                    Exhibit 2(a)


                 ====================================================



                               ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

                                     APPI, INC.,

                                    AS PURCHASER,

                          ATLANTIC PRECISION PRODUCTS, INC.,

                                      AS SELLER,

                                         AND

                                    ROBERT MARTIN,

                                    AS SHAREHOLDER

                               DATED AS OF JULY 7, 1998


                 ====================================================

                                  TABLE OF CONTENTS


RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I

PURCHASE OF THE ASSETS; ASSUMPTION OF THE
ASSUMED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     SECTION 1.1    PURCHASE OF THE ASSETS. . . . . . . . . . . . . . . . . . 1
     SECTION 1.2    EXCLUDED ASSETS . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 1.3    ASSUMED LIABILITIES . . . . . . . . . . . . . . . . . . . 3
     SECTION 1.4    LIABILITIES NOT ASSUMED . . . . . . . . . . . . . . . . . 4
     SECTION 1.5    PRORATION OF LEASE PAYMENTS, UTILITY CHARGES
                    AND OTHER PAYMENTS. . . . . . . . . . . . . . . . . . . . 5
     SECTION 1.6    PRORATION OF TAXES. . . . . . . . . . . . . . . . . . . . 5
     SECTION 1.7    PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 1.8    ADDITIONAL PAYMENTS . . . . . . . . . . . . . . . . . . . 6
     SECTION 1.9    CLOSING DATE BALANCE SHEET. . . . . . . . . . . . . . . . 6
     SECTION 1.10   DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . 6
     SECTION 1.11   ADJUSTMENT TO PURCHASE PRICE OR TO
                    ADDITIONAL PAYMENTS . . . . . . . . . . . . . . . . . . . 7
     SECTION 1.12   CLOSING DATE. . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . 8
     SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE
                    SELLER AND THE SHAREHOLDER. . . . . . . . . . . . . . . . 8
     SECTION 2.1    ORGANIZATION AND QUALIFICATION. . . . . . . . . . . . . . 8
     SECTION 2.2    CAPITALIZATION; TITLE TO THE SECURITIES . . . . . . . . . 8
     SECTION 2.3    NO EQUITY INTERESTS . . . . . . . . . . . . . . . . . . . 8
     SECTION 2.4    OPTIONS OR OTHER RIGHTS . . . . . . . . . . . . . . . . . 8
     SECTION 2.5    VALIDITY AND EXECUTION OF AGREEMENT . . . . . . . . . . . 8
     SECTION 2.6    NO CONFLICT . . . . . . . . . . . . . . . . . . . . . . . 8
     SECTION 2.7    GENUINESS AND AUTHENTICITY OF
                    BOOKS AND RECORDS FURNISHED TO
                    THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 2.8    CERTIFICATE OF INCORPORATION AND BY-LAWS. . . . . . . . . 9
     SECTION 2.9    FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . 9
     SECTION 2.10   UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . 9
     SECTION 2.11   NO MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . 10
     SECTION 2.12   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . 10
     SECTION 2.13   LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . 10
     SECTION 2.14   CONTRACTS AND OTHER AGREEMENTS. . . . . . . . . . . . . . 10

     SECTION 2.15   REAL PROPERTIES . . . . . . . . . . . . . . . . . . . . . 11
     SECTION 2.16   TRANSACTIONS WITH AFFILIATES. . . . . . . . . . . . . . . 11
     SECTION 2.17   ACCOUNTS RECEIVABLE AND INVENTORY . . . . . . . . . . . . 11
     SECTION 2.18   COMPENSATION ARRANGEMENTS:  OFFICERS AND
                    DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . 12
     SECTION 2.19   TANGIBLE PROPERTY . . . . . . . . . . . . . . . . . . . . 12
     SECTION 2.20   INTANGIBLE PROPERTY . . . . . . . . . . . . . . . . . . . 12
     SECTION 2.21   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     SECTION 2.22   EMPLOYEE RELATIONS. . . . . . . . . . . . . . . . . . . . 13
     SECTION 2.23   INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . 13
     SECTION 2.24   LICENSES AND PERMITS. . . . . . . . . . . . . . . . . . . 14
     SECTION 2.25   TITLE; LIENS. . . . . . . . . . . . . . . . . . . . . . . 14
     SECTION 2.26   COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . 14
     SECTION 2.27   ENTIRE BUSINESS . . . . . . . . . . . . . . . . . . . . . 14
     SECTION 2.28   ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . 14
     SECTION 2.29   RULE 144. . . . . . . . . . . . . . . . . . . . . . . . . 16
     SECTION 2.30   DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . . . . . 16
     SECTION 3.     REPRESENTATIONS AND WARRANTIES
                    OF THE PURCHASER. . . . . . . . . . . . . . . . . . . . . 16
     SECTION 3.1    ORGANIZATION AND CAPITALIZATION . . . . . . . . . . . . . 16
     SECTION 3.2    VALIDITY AND EXECUTION OF AGREEMENT . . . . . . . . . . . 16
     SECTION 3.3    NO CONFLICT . . . . . . . . . . . . . . . . . . . . . . . 16
     SECTION 3.4    DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE IV

PRE-CLOSING COVENANTS OF THE SELLER AND THE SHAREHOLDER . . . . . . . . . . . 17
     SECTION 4.     PRE-CLOSING COVENANT OF THE SELLER
                    AND THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . 17
     SECTION 4.1    CORPORATE EXAMINATIONS AND INVESTIGATIONS . . . . . . . . 17
     SECTION 4.2    CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . 17
     SECTION 4.3    NOTICE OF EVENTS. . . . . . . . . . . . . . . . . . . . . 18
     SECTION 4.4    BULK SALE FILINGS . . . . . . . . . . . . . . . . . . . . 18
     SECTION 4.5    OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . . . . 18
     SECTION 4.6    NAME CHANGES. . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING . . . . . . . . . . . . . . . . . . . . . 18
     SECTION 5.1    CONDITIONS PRECEDENT TO THE OBLIGATIONS

                    OF THE PURCHASER TO COMPLETE
                    THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . 18
     SECTION 5.2    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                    OF THE SELLER AND THE SHAREHOLDER TO
                    COMPLETE THE CLOSING. . . . . . . . . . . . . . . . . . . 20

ARTICLE VI

POST CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     SECTION 6.1    FURTHER INFORMATION . . . . . . . . . . . . . . . . . . . 21
     SECTION 6.2    RECORD RETENTION. . . . . . . . . . . . . . . . . . . . . 21
     SECTION 6.3    TRANSFER TAXES. . . . . . . . . . . . . . . . . . . . . . 21
     SECTION 6.4    NON-COMPETE . . . . . . . . . . . . . . . . . . . . . . . 22
     SECTION 6.5    COVENANTS REGARDING TAX MATTERS . . . . . . . . . . . . . 24

ARTICLE VII

SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     SECTION 7.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . 24
     SECTION 7.2    INDEMNIFICATION OF THE PURCHASER. . . . . . . . . . . . . 24
     SECTION 7.3    INDEMNIFICATION OF THE SELLER AND
                    THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . 25
     SECTION 7.4    METHOD OF ASSERTING CLAIMS. . . . . . . . . . . . . . . . 25

ARTICLE VIII

TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     SECTION 8.1    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 26
     SECTION 8.2    SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IX

MISCELLANEOUS       27
     SECTION 9.1    CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . 27
     SECTION 9.2    EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . 31
     SECTION 9.3    GUARANTY OF ALLIED. . . . . . . . . . . . . . . . . . . . 31
     SECTION 9.4    PURCHASER'S RIGHT TO OFF-SET. . . . . . . . . . . . . . . 31
     SECTION 9.5    FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . 31
     SECTION 9.6    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . 32
     SECTION 9.7    PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . 32
     SECTION 9.8    ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . 33
     SECTION 9.9    WAIVERS AND AMENDMENTS. . . . . . . . . . . . . . . . . . 33
     SECTION 9.10   BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . 33


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     SECTION 9.11   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 33
     SECTION 9.12   BINDING EFFECT; ASSIGNMENT. . . . . . . . . . . . . . . . 33
     SECTION 9.13   VARIATIONS IN PRONOUNS. . . . . . . . . . . . . . . . . . 33
     SECTION 9.14   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . 33
     SECTION 9.15   EXHIBITS, SCHEDULES AND ANNEXES . . . . . . . . . . . . . 33
     SECTION 9.16   EFFECT OF DISCLOSURE ON SCHEDULES . . . . . . . . . . . . 33
     SECTION 9.17   HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . 34
     SECTION 9.18   SEVERABILITY OF PROVISIONS. . . . . . . . . . . . . . . . 34

EXHIBITS

Exhibit A           Opinion of Counsel to the Seller and the Shareholder
Exhibit B           Assignment and Assumption Agreement
Exhibit C           Bill of Sale
Exhibit D           Opinion of Counsel to the Purchaser
Exhibit E           [Reserved]
Exhibit F           Option Agreement
Exhibit G           Employment Agreement


SCHEDULE

Schedule 1.1(c)     -    Personal Property
Schedule 1.2(c)     -    Excluded Assets
Schedule 1.7(b)     -    Allocation of Purchase Price
Schedule 2.1        -    Jurisdictions of Qualification
Schedule 2.6        -    Conflicts with Existing Agreements
Schedule 2.10       Undisclosed Liabilities
Schedule 2.12       Tax Matters
Schedule 2.13       Litigation
Schedule 2.14       Contracts & Other Agreements
Schedule 2.16       Transactions with Affiliates
Schedule 2.17       Accounts Receivable
Schedule 2.18       -    Compensation
Schedule 2.19       Tangible Personal Property
Schedule 2.20       -    List Tangible Property
Schedule 2.21       ERISA
Schedule 2.22       Employee Matters
Schedule 2.23       Insurance
Schedule 2.24       Licensing and Permits
Schedule 2.25       Liens
Schedule 2.28       Environmental Matters

     ASSET PURCHASE AGREEMENT (this "Agreement") dated as of July 7, 1998. by and among APPI, INC. (the "Purchaser"), ATLANTIC PRECISION PRODUCTS, INC. (the "Seller"), and ROBERT MARTIN (the "Shareholder").


                                       RECITALS


     A. The Seller is the owner of certain assets which relate to or used in the business of manufacturing, assembling and distributing precision mechanical parts and all activities related thereto (hereinafter referred to as the "Business").

     B. The Shareholder owns all of the outstanding shares of capital stock of the Seller.

     C. The Seller wishes to sell, and the Purchaser wishes to purchase, the Assets (as hereinafter defined), and in connection therewith, the Purchaser will assume certain liabilities of the Seller comprising the Assumed Liabilities (as hereinafter defined) upon the terms and conditions hereinafter set forth.

     ACCORDINGLY, in consideration of the mutual terms, conditions and other agreements set forth herein, the Purchaser, the Seller and the Shareholder hereby agree as follows:

                                      ARTICLE I

                      PURCHASE OF THE ASSETS; ASSUMPTION OF THE
                                 ASSUMED LIABILITIES


          SECTION 1.1 PURCHASE OF THE ASSETS. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller agrees to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser agrees to acquire and purchase from the Seller, all of the right, title and interest as of the Closing Date of the Seller in and to all of the assets, properties and rights owned by the Seller, or used or usable by the Seller in the operation of the Business, of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the Books and Records of the Seller other than those pursuant to
Section 1.2 (the foregoing are hereinafter collectively referred to as the "ASSETS"). Except as specifically excluded pursuant to Section 1.2, the Assets shall include, without limitation, all of the right, title and interest of the Seller in or to the following:

          (a) INVENTORY. All inventories or work-in-process, finished goods, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at suppliers' premises or customers' premises on consignment, in each case, which are used or held for use by the Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Seller against suppliers of such inventories (the "INVENTORY");

          (b) ACCOUNTS RECEIVABLE. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the business prior to the Closing Date and which relate to services provided in full or goods sold and delivered prior to the Closing Date (the "ACCOUNTS RECEIVABLE");

          (c) TANGIBLE PERSONAL PROPERTY. All furniture, fixtures, equipment, machinery and other tangible personal property other than Inventory, used or held for use in the conduct of the Business at the location at which Business is conducted or at supplier's premises or customers' premises on consignment, or otherwise used or held for use by the Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person which shall include but not be limited to the tangible personal property set forth on Schedule 1.1(c) annexed hereto;

          (d) PERSONAL PROPERTY LEASES. The leases or subleases of tangible personal property, if any, set forth on Schedule 2.18 hereto (the "PERSONAL PROPERTY LEASES");

          (e) BUSINESS CONTRACTS. All contracts and other agreements (other than the Personal Property Leases and the Accounts Receivable) to which the Seller is a party and which are utilized in the conduct of the Business, including without limitation contracts and other agreements relating to suppliers, sales representatives, distributors, consultants, customers, purchase orders, marketing and purchasing arrangements (the "BUSINESS CONTRACTS");

          (f) PREPAID EXPENSES. All prepaid expenses relating to the Business, including, without limitation, unbilled charges and deposits relating to the operation of the Business;

          (g) INTANGIBLE PROPERTY. All intellectual property rights used or held for use in the conduct of the Business (including the Seller's goodwill therein) all rights, privileges, claims, causes of action and options relating or pertaining to the Business or its assets or properties, including, but not limited to, business and marketing plans, computer software (including source codes) and related documentation and licenses, copyrights and applications therefor, trademarks, trade names, service marks and all names and slogans used by the Seller in connection with the Business, including, without limitation, the name "Atlantic Precision Products, Inc." (the "INTANGIBLE PROPERTY");

          (h)    LICENSES.    All licenses, permits, franchises, approvals and
                 authorizations (including applications therefor) utilized in the conduct of the Business (the "BUSINESS LICENSES");

          (i) BALANCE SHEET ASSETS. Those assets, properties and rights of the Seller reflected on the Financial Statements (as hereinafter defined) or otherwise referred to in this Agreement or any Schedule hereto, subject to changes in the ordinary course of business through the Closing Date; and

          (j) BOOKS AND RECORDS. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Seller or its assets or properties (including all tax records related thereto), other than the minute books, stock transfer books and corporate seal of the Seller.

          SECTION 1.2 EXCLUDED ASSETS. Any provision of this Agreement to the contrary notwithstanding, the Purchaser shall not acquire and there shall be excluded from the Assets, the following (the "EXCLUDED ASSETS");

          (a) The entire right and interest of the Seller in and to any proceeds of insurance paid or payable to the Seller, whether prior to or following the Closing Date, to the extent paid or payable solely in respect of any Excluded Liability;

          (b) All of the rights, properties and assets of the Seller which may have been transferred or disposed of prior to the Closing Date as provided or permitted under this Agreement;

          (c) All cash on hand or in banks, cash equivalents, marketable and non-marketable securities and other investments, all rights in any funds of any nature wherever maintained or held;

          (d) Those assets of the Seller described in Note 3 to the Seller's financial statements (as hereinafter defined) for the three months ended March 31, 1998 and 1997, included in the Financial Statements (as hereinafter defined); and

          (e)    Those assets described on Schedule 1.2(e) hereto.

          SECTION 1.3 ASSUMED LIABILITIES. Subject to the terms and conditions set forth herein, the Purchaser agrees that, on the Closing Date, the Purchaser shall assume and thereafter pay, perform or discharge when due or required to be performed, as the case may be, the following obligations and liabilities of the Seller to the extent existing on the Closing Date, except as may be specifically excluded pursuant to the provisions of this Agreement (the "ASSUMED LIABILITIES"):

          (i) LEASE OBLIGATIONS. All obligations of the Seller under the Personal Property Leases arising and to be performed on or after the Closing Date;

          (ii) OBLIGATIONS UNDER CONTRACTS AND LICENSES. All obligations of the Seller under the Business Contracts and Business Licenses arising and to be performed on or after the

                 Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date; and

          (iii) TRADE PAYABLES AND BALANCE SHEET LIABILITIES. All trade accounts payable arising in the ordinary course of the Seller's Business prior to the Closing Date and liabilities of the Seller reflected on the Financial Statements (as hereinafter defined) subject to changes in the ordinary course of business through the Closing Date.

          SECTION 1.4 LIABILITIES NOT ASSUMED. Any provision of this Agreement to the contrary notwithstanding (and without implication that the Purchaser is assuming any liability not expressly excluded and, where applicable, without implication that any of the following have been included in the Assumed Liabilities), the following liabilities (the "EXCLUDED LIABILITIES") of the Seller are excluded and shall not be assumed or discharged by the
Purchaser:

          (a) any liabilities for federal, state or foreign income, franchise or other Taxes (including, without limitation, any tax imposed under the Maine corporation franchise (income) tax statute and any Taxes arising from the operations of the Seller prior to the Closing);

          (b) any liabilities (whether asserted before or after Closing Date) for any breach of a representation, warranty, or covenant, or for any claim for indemnification, contained in any Personal Property Leases, Business Contract or Business License agreed to be performed pursuant hereto by the Purchaser, to the extent that such breach or claim arises out of or by virtue of the Seller's performance or non-performance thereunder prior to the Closing Date, it being understood that, as between the parties hereto, this subsection shall apply notwithstanding any provision which may be contained in any form of consent to the assignment of any such Personal Property Lease, Business Contract or Business License which by its terms, imposes such liabilities upon the Purchaser and which assignment is accepted by the Purchaser notwithstanding the presence of such a provision, and that the Seller's failure to discharge any such liability shall entitle the Purchaser to indemnification in accordance with the provisions of Section 7.1;

          (c) any liabilities of the Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any products liability claim or worker's compensation claim) regardless of when said claim or liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing;

          (d) any liabilities of the Seller arising out of infringement of the rights of any Persons;

          (e)    liabilities arising out of violations of any Laws or Orders;

          (f) any liability in respect of any Action or Proceeding (whether asserted or commenced before or after the Closing Date);

          (g)    any liabilities relating to the Excluded Assets;

          (h) liabilities of the Seller in connection with promissory notes payable to Robert Martin, Carl Martin or Lester Martin;

          (i) liabilities of the Seller relating to that certain City of Biddeford, Revenue Obligation Security (1985 Atlantic precision products, Inc. Project) in the original principal amount of $750,000;

          (j) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by the Purchaser pursuant to the provisions of Section 1.3.

The Seller shall pay and discharge when due all of those liabilities of the Seller which the Purchaser has not specifically agreed to assume pursuant to the provisions of Section 1.3.

          SECTION 1.5 PRORATION OF LEASE PAYMENTS, UTILITY CHARGES AND OTHER PAYMENTS. If the Closing Date shall fall on a date other than the date on which payments are due with respect to (i) any Personal Property Lease, (ii) insurance if requested by Purchaser or (iii) utility or similar regular periodic charges with respect to the Assets for which a final billing has not been received by the Seller, any installment of rental payments, insurance premiums and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be prorated between the Seller and the Purchaser, on the basis of the actual number of days elapsed from the first day of such period to the Closing Date.

          SECTION 1.6 PRORATION OF TAXES. All property taxes, ad valorem taxes and assessments payable by the Seller but not due as of the Closing Date with respect to any of the Assets or the operation of the Business shall be prorated between the Seller and the Purchaser, on the basis of actual days elapsed between the commencement of the current fiscal tax year and the Closing Date based on a 365-day year.

          SECTION 1.7    PURCHASE PRICE.

          (a) The purchase price ("Purchase Price") for the Assets to be purchased by the Purchaser from the Seller hereunder shall be:

                 (i) $7,237,500 in cash, which sum shall be paid by bank wire transfer in immediately available funds to a bank account designated in writing by the Seller; PLUS

                 (ii) 250,000 shares of the common stock (the "Shares") of Allied Devices Corporation ("Allied"), together with a "put" option which will be created pursuant to an Option

                 Agreement (the "Option Agreement") to be dated the date hereof and executed by and between the Seller and Allied.

          (b) The Purchase Price (as well as the "Additional Payments" as defined in Section 1.8 hereof and the adjustments made pursuant to Section 1.11 hereof) shall be allocated among the Assets in the manner set forth on Schedule 1.7(b) and agreed to by the parties hereto on or prior to Closing Date. Such allocations shall be made consistent with Section 1060 of the Code. Each of the parties hereby covenants and agrees that it or he will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the allocation determined in accordance with this clause (b) and will cooperate with each other in timely filing consistent with such allocation on Forms 8594, Asset Acquisition Statement, with the IRS.

          SECTION 1.8    ADDITIONAL PAYMENTS.

          (a) At each of October 1, 1999, October 1, 2000 and October 1, 2001 (each a "Payment Date"), the Purchaser will become obligated to pay to the Seller, as additional purchase price for the Assets, an amount (the "Additional Payment") equal to 60.2% of the EBITDA of the Purchaser for the 12 month period ending on June 30, 1999, June 30, 2000 and June 30, 2001, respectively. For purposes of this Section 1.8, (i) "EBITDA" shall mean net income of the Purchaser before interest expense, taxes, depreciation and amortization, all as determined in accordance with GAAP; and (ii) in calculating EBITDA of the Purchaser the "Allowance for Overhead" on the Purchaser's income statements shall be fixed at $100,096 for each of the 12 month periods referred to above; and (iii) "EBITDA" shall be calculated without giving effect to any distributions or dividends made by the Purchaser to Allied or any affiliate of Allied. The Additional Payment for each year shall be paid as follows: (i) 50% of such Additional Payment shall be paid in cash on the relevant Payment Date and (ii) 50% will be paid by delivery on the relevant Payment Date of a three year promissory note of the Purchaser payable to the Seller (each such note being a "Seller Note"). Each Seller Note shall be stated to mature in three years from the date of its issuance, shall amortize in three substantially equal annual installments and shall bear interest at a fixed rate of 7% PER ANNUM.

          (b) In order to permit the computation of the EBITDA of APPI for the 12 month periods ending June 30, 1999, 2000 and 2001, the Purchaser will deliver to the Seller not later than September 20 in each of the relevant years (i) income statements of the Purchaser as of the applicable June 30 and for the twelve month period ended on that date and (ii) a statement signed by the principal financial officer of the Purchaser, showing EBITDA of the Purchaser during the twelve month period ended on the applicable June 30 and the manner in which EBITDA was computed (the "Earnings Statement"). Seller shall give the Purchaser notice of any disputed items within 10 days after Seller receives the Earnings Statement. Disputes shall be resolved in accordance with the provisions of Section 1.10.


          SECTION 1.9    CLOSING DATE BALANCE SHEET.    As promptly as
practicable, but in any event not later than ninety (90) days after the Closing Date, the Seller shall cause to be prepared and delivered to the Purchaser an unaudited balance sheet for the Seller as of the Closing Date, which shall be prepared in accordance with GAAP consistently applied and in substantially the manner used to prepare the Financial Statements, except the assets and liabilities shall be the Assets and the Assumed Liabilities only (the "CLOSING DATE BALANCE SHEET").

          SECTION 1.10 DISPUTE RESOLUTION. If the Purchaser in good faith disagreeS with the Closing Date Balance Sheet or if the Seller in good faith disagrees with the computation of EBITDA of the Purchaser, then the Purchaser or the Seller, as the case may be (the "Disputing Party") shall notify the other party in writing (the "NOTICE OF DISAGREEMENT") of such disagreement within ten
(10) days after delivery of the Closing Date Balance Sheet or the Earnings Statement, as applicable. The Notice of Disagreement shall set forth in detail the basis for the disagreement and the Disputing Party's computation of the Closing Date Balance Sheet or the Earnings Statement, as applicable.
Thereafter, the Purchaser and the Seller shall attempt in good faith to resolve and finally determine the Closing Date Balance Sheet or the Earnings Statement, as applicable. If the Purchaser and the Seller are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then the Seller and the Purchaser shall select a mutually acceptable, independent accounting firm (such accounting firm being hereinafter referred to as the "INDEPENDENT ACCOUNTANT") to resolve the disputed items and make a determination of the Closing Date Balance Sheet or the Earnings Statement based thereon. Such determination will be made, and written notice thereof given to the Seller and the Purchaser, within sixty (60) days after such selection. The Independent Accountant's recalculation of the Closing Date Balance Sheet or the Earnings Statement, as applicable, shall be final, binding and conclusive upon the parties hereto and no party shall have any right to contest such resolution. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Date Balance Sheet or the Earnings Statement, as applicable, in light of such resolution. The authority of the Independent Accountant to resolve disputes shall be limited to determining whether or not the Earnings Statement was prepared in accordance with Section 1.8 or the Closing Date Balance Sheet was prepared in accordance with the requirements of Section 1.9, as applicable. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 1.10 will be borne by the Disputing Party if the Independent Accountants determination of the Closing Date Balance Sheet or of the Earnings Statement does not result in an adjustment of 1% or more in the calculation of "net assets" pursuant to Section 1.11 or EBITDA of the Purchaser, respectively. Otherwise, such fees, costs and expenses shall be borne by the other party hereto (i.e., the non-Disputing Party).

          SECTION 1.11   ADJUSTMENT TO PURCHASE PRICE OR TO ADDITIONAL PAYMENTS.
(a) Within three Business Days after final determination of the Closing Date Balance Sheet, the Seller shall pay to the Purchaser any amount by which the net assets ("Assets minus Assumed Liabilities") as shown on such Closing Date Balance Sheet are less than $2,660,000.

          (b) If the Seller has disagreed with the computation of EBITDA of the Purchaser and has complied with the provisions of Section 1.10 hereof, then within three Business Days after final determination of the EBITDA of the Purchaser, (i) the Purchaser shall pay to the Seller the amount, if any, by which the Additional Payment made by the Purchaser to the Seller on October 1 pursuant to Section 1.8 is less than the Additional Payment calculated on the basis of the final determination of EBITDA of the Purchaser or (ii) the Seller shall pay to the Purchaser the amount by which the Additional Payment made by the Purchaser to the Seller on October 1, pursuant to Section 1.8 is more than the Additional Payment calculated on the basis of the determination of EBITDA of the Purchaser. One-half of any payment required to be made by the Purchaser pursuant to this Section 1.11(b) for any period shall be paid in cash to the Seller and the balance shall be added to the outstanding principal balance of the Seller Note delivered for such period.

          SECTION 1.12 CLOSING DATE. The consummation of the sale of the Assets (the "CLOSING") shall be held at 10:00 a.m. on (i) the later to occur of July 6, 1998 and the fifth Business Day after all conditions to respective obligations of the parties have been satisfied or waived or (ii) at such other time and date as shall be mutually agreed to by the parties (such date and time of the Closing being herein referred to as, the "CLOSING DATE") at the offices of Van Meer & Belanger, 25 Long Creek Drive, South Portland, Maine 04106 or such other location as shall be mutually agreed to by the parties.


                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES
                          OF THE SELLER AND THE SHAREHOLDER

          SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER. The Seller and the Shareholder, jointly and severally, represent and warrant to the Purchaser as follows:

          SECTION 2.1 ORGANIZATION AND QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated. The Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. The jurisdictions in which the Seller is so qualified are set forth on Schedule 2.1.

          SECTION 2.2 CAPITALIZATION; TITLE TO THE SECURITIES. All of the issued and outstanding shares of capital stock of the Seller are owned, directly or indirectly, beneficially and of record by the Shareholder free and clear of all Liens.

          SECTION 2.3 NO EQUITY INTERESTS. The Seller does not own, directly or indirectly, any capital stock of, or any other interest in, any other Person.

          SECTION 2.4 OPTIONS OR OTHER RIGHTS. No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of the Seller, whether upon conversion of other securities or otherwise, are outstanding and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

          SECTION 2.5 VALIDITY AND EXECUTION OF AGREEMENT. The Seller and the Shareholder each has the full legal right, capacity and power and has all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and to perform fully his or its obligations hereunder. The board of directors of the Seller has approved the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by such parties. This Agreement has been duly executed and delivered by the Shareholder and the Seller and constitutes the valid and binding obligation of the Shareholder and the Seller enforceable against it in accordance with its terms.

          SECTION 2.6 NO CONFLICT. Neither the execution, nor delivery of this Agreement by the Shareholder nor the performance by the Shareholder and the Seller of the transactions contemplated hereby will: (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Seller; (ii) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity, or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Shareholder or Seller or, except as disclosed on Schedule 2.6 hereto, constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Shareholder or the Seller is a party or by which they or any of their properties or assets may be bound or affected; (iii) violate or conflict with any provision of any Law or Order applicable to the Shareholder or the Seller; or (iv) require any consent or approval of or filing or notice with any Person other than those consents or approvals which have been obtained.

          SECTION 2.7 GENUINESS AND AUTHENTICITY OF BOOKS AND RECORDS FURNISHED TO THE PURCHASER. Each of the Books and Records (or copies thereof) and instruments furnished by the Seller to the Purchaser prior to the Closing Date or concurrently therewith (whether under separate delivery or by way of attachment to any Schedule hereto), are or will be genuine and authentic originals or true and correct duplicate copies of such items.

          SECTION 2.8 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Seller has heretofore delivered to the Purchaser true, correct and complete copies of the Certificate of Incorporation (certified by the Secretary of State of Maine and By-laws (certified by the secretary of the Seller) of the Seller as in effect on the date hereof.

          SECTION 2.9    FINANCIAL STATEMENTS.  The balance sheets of the Seller
(i) as of December 31, 1996 and December 31, 1997 and the related statements of retained earnings, income and cash flows for the years then ended and (ii) as of March 31, 1998 and the related statements of retained earnings, income and cash flows for the quarter then ended (the "FINANCIAL STATEMENTS"), true and complete copies of which have heretofore been delivered to the Purchaser, fairly present, in all material respects, the financial position of the Seller as at such dates and the results of operations of the Seller for the fiscal periods then ended, in each case, in accordance with GAAP consistently applied for the periods covered thereby.

          SECTION 2.10   UNDISCLOSED LIABILITIES.  Except as disclosed on
Schedule 2.10, the Seller does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (collectively, "LIABILITIES"), of a kind required by GAAP to be set forth on a Financial Statement that is not fully and adequately reflected or reserved against on the most recent Financial Statements for the Seller delivered to the Purchaser. Except as disclosed on Schedule 2.10, the Seller does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (i) Liabilities incurred since March 31, 1998 in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) without violation of Section 4.2, and fully reflected as Liabilities on the Seller's books of account, none of which individually or in the aggregate, is material to the business, operations or condition (financial or otherwise), assets or properties of the Seller or (ii) Liabilities disclosed and reflected as liabilities on the Financial Statements for the Seller delivered to the Purchaser.

          SECTION 2.11 NO MATERIAL ADVERSE CHANGE. Since March 31, 1998, there has been no material adverse change in the business, operations or condition (financial or otherwise) of the Seller, or in the assets, liabilities, net worth or properties of the Seller, nor to the best knowledge of the Seller and the Shareholder is any such change threatened, nor has there been any damage destruction or loss which could have a Material Adverse Effect on the Seller, whether or not covered by insurance.

          SECTION 2.12 TAX MATTERS. The Seller has timely filed, with the appropriate governmental authorities, all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects. The Seller has timely paid (or will timely pay) to the appropriate taxing authorities all Taxes due or claimed to be due from it by any taxing authority and has established adequate reserves for the payment of all Taxes for the current period which are not yet due. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any third party. There are no liens for Taxes upon the Assets or any other assets, tangible or intangible, of any the Seller. Except as set forth in
Schedule 2.12, there is no examination or proceeding pending or, to the best knowledge of the Seller and the Shareholder, threatened by any authority or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from the Seller, nor does the Seller of the Shareholder know of any basis for any such assessment. The Seller is not a person other than a United States person within the meaning of the Code. The Seller shall provide Purchaser with a clearance certificate or similar document which may be required by any state or foreign taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price.

          SECTION 2.13 LITIGATION. Except as set forth on Schedule 2.13, there are no outstanding Orders by which the Seller or any of its securities, assets, properties or businesses are bound. There is no Action or Proceeding pending or, to the best knowledge of the Seller or the Shareholder, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets, properties or businesses, nor, to the best knowledge of the Seller or the Shareholder, are there any facts which are likely to give rise to any such Action or Proceeding.

          SECTION 2.14 CONTRACTS AND OTHER AGREEMENTS. Schedule 2.14 contains a complete list of all contracts and other agreements (whether written or oral) to which the Seller is a party or by or to which the Seller, or its assets, properties or businesses is bound or subject (collectively, the "MATERIAL
CONTRACTS").   True and complete copies of all of the Material Contracts have been delivered to the Purchaser. Except as disclosed on schedule 2.14, all of the Material Contracts are valid, subsisting, in full force and effect and the Seller has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the best knowledge of the Seller, and the Shareholder, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as separately identified on Schedule 2.14, no approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect, and such Material Contracts will be enforceable by the Purchaser, following the consummation of the transactions contemplated by this Agreement.

          SECTION 2.15   REAL PROPERTIES.

          (a) The Seller is sole tenant of each of the Real Properties pursuant to the existing leases on the Real Properties.

          (b) The Seller has no knowledge of any pending zoning change of either Real Property and has no knowledge of any unlawful or pending removal of any utilities serving either Real Property.

          (c) There are no current assessments for public improvements against either Real Property and the Seller is not aware of any local improvement district or other taxing authority having jurisdiction over either Real Property in the process of formation.

          (d) There are no claims, defects or boundary disputes affecting either Real Property, and no person claims any right to possession of either Real Property or any portion thereof adverse to the Seller.

          (e) There are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, that would materially and detrimentally affect the use and operation of either Real Property for its intended purpose or materially affect the value of either Real Property, nor has the Seller received notice of any special assessment proceedings affecting either Real Property.

          (f) All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or by the normal use and operation of each Real Property are installed to the property lines of such Real Property, are connected pursuant to permit and are in full compliance with all requirements of law.

          SECTION 2.16 TRANSACTIONS WITH AFFILIATES. Except as disclosed in the footnotes to the most recent Financial Statements for the Seller delivered to the Purchaser and as set forth on Schedule 2.16, no director, officer or Affiliate of the Seller has: (i) borrowed money from or loaned money to the Seller which remains outstanding; (ii) any contractual or other claim, express or implied, of any kind whatsoever against the Seller; (iii) any interest in any property or assets used by the Seller in its respective business; (iv) engaged in any other transaction with the Seller (v) owns, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Seller.

          SECTION 2.17 ACCOUNTS RECEIVABLE AND INVENTORY. All Accounts Receivable reflected on the March 31, 1998 balance sheet of the Seller included in the Financial Statements, and all Accounts Receivable arising subsequent to March 31, 1998 (i) have arisen from bona fide sales transactions in the ordinary course of business of the Seller on customary terms, (ii) represent valid and binding obligations due to the Seller, as the case may be, enforceable in accordance with their terms except as may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (iii) subject only to a reserve for bad debts computed in an amount consistent with past practice, have been collected or are collectible in the ordinary course of business of the Seller, as the case may be, in the aggregate recorded amounts thereof in accordance with their terms. The Seller has not received written notice of any asserted or threatened setoff, counterclaim or other defense in respect of the Accounts Receivable or knows of any facts which would serve as a basis for any of the foregoing.
Schedule 2.17 lists any obligor which together with all of its Affiliates owes uncollected amounts to the Seller in an aggregate amount of $5,000 or more. All the Inventory (other than Inventory not included on the Inventory schedule previously provided to the Purchaser) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All items included in the Inventory are the property of the Seller, free and clear of any Lien, have not been pledged as collateral, are not held by the Seller on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any Law or Order. The parties acknowledge, however, that the Seller has delivered to the Purchaser certain "castings" which may be the property of third party customers of the Business.

          SECTION 2.18   COMPENSATION ARRANGEMENTS:  OFFICERS AND DIRECTORS.
Schedule 2.18 sets forth the name and current annual salary, including any bonus, if applicable, of all present officers and employees of the Seller together with a statement of the full amount of all remuneration paid by the Seller to such Persons. The Seller has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 2.18. None of such Persons has made a threat or otherwise indicated any intent to the Seller or to the Shareholder to cancel or otherwise terminate such Person's relationship with the Seller.

          SECTION 2.19 TANGIBLE PROPERTY. Schedule 2.19 sets forth a true, complete and correct list of all categories of tangible personal property (other than Inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the Seller and material to its business (collectively, the "TANGIBLE PROPERTY") together with a description of all leases or subleases of Tangible Property to which the Seller is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is in reasonable operating condition, subject to continued repair and replacement in accordance with past practice. Except as separately identified on Schedule 2.19, no approval or consent of any Person is needed so that the interest of the Seller in the Tangible Property shall continue to be in full force and effect and enforceable by the Purchaser immediately following the Closing.

          SECTION 2.20 INTANGIBLE PROPERTY. Schedule 2.20 sets forth a list of all Intangible Property of the Seller. None of the Intangible Property infringes upon the rights of any other Person or, to the best knowledge of the Seller and the Shareholder, is infringed upon by any other Person or its property and neither the Seller nor the Shareholder has received any notice of any claim of any other Person relating to any of the Intangible Property or any process or confidential information of the Seller and neither the Seller nor Shareholder knows of any basis for any such charge or claim. Except for the Intangible Property, no other intellectual property or intangible property rights are required for the Seller to conduct its business in the ordinary course consistent with past practice. Except as separately identified on
Schedule 2.20, no approval or consent of any Person is needed so that the interest of the Purchaser in the Intangible Property shall be in full force and effect and enforceable by the Purchasers immediately following the Closing.

          SECTION 2.21   ERISA.   (a)  Schedule 2.21 sets forth each Plan
maintained or to which contributions are made by the Seller. The Seller has furnished to the Purchaser true, correct, and complete copies of summary plan descriptions for each plan. The Seller has no liability with respect to the Plans that has not been accrued on the 1997 Audited Financial Statements. The Purchaser shall assume no liability with respect to any such Plan. The Seller shall terminate any and all such plans in accordance with applicable law. The Seller shall indemnify, defend and hold harmless the Purchaser with respect to any liability associated with any such Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or to the Sellers' best knowledge threatened. The Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

          SECTION 2.22 EMPLOYEE RELATIONS. The Seller is not a party to, and there does not otherwise exist, any agreements with any labor organization, collective bargaining or similar agreement with respect to employees of the Seller. Except as disclosed on Schedule 2.22, the Seller has complied in all material respects with its obligations related to, and is not in breach of or in default under, any of the foregoing agreements and there are no complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the best knowledge of the Seller and the Shareholder, threatened, involving any employee, applicant for employment, or former employee of the Seller against the Seller. During the past five (5) years, the Seller has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the best knowledge of the Seller and the Shareholder, threatened.

          SECTION 2.23 INSURANCE. Schedule 2.23 sets forth a list of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of the Seller. Such policies and binders are valid and enforceable in accordance with their terms in all material respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in the industries in which the Seller operates. The Seller is not in default in any material respect with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Schedule 2.23, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. The Seller has not received any notice of cancellation or non-renewal of any such policy or binder. The Seller has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on
Schedule 2.23 will not be available in the future on substantially the same terms as now in effect. None of the policies disclosed on Schedule 2.23 provides that premiums paid in respect of periods may be adjusted or recomputed based on claims paying experience of such policies or otherwise. Except as separately disclosed on Schedule 2.23, all such policies or binders in the name of the Seller shall be in full force and effect and enforceable by the Purchaser, as the case may be, immediately following the consummation of the transactions contemplated by this Agreement.

          SECTION 2.24 LICENSES AND PERMITS. Schedule 2.24 sets forth a list of the government permits, licenses, registrations and other governmental consents and authorizations (federal, state, local and foreign) which the Seller has obtained in connection with its assets, properties and business, and no others are required in order to conduct Seller's business as presently conducted. All such permits, licenses, registrations, authorizations and consents are in full force and effect, and except as separately identified on
Schedule 2.24, shall continue to be in full force and effect and in good standing immediately following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor the Shareholder has received any notice of any claim of revocation or has best knowledge of any event which might give rise to such a claim.

          SECTION 2.25 TITLE; LIENS. The Seller owns outright and has good and marketable title (except for Tangible Personal Property specifically set forth on Schedule 2.19), to all of its assets and properties (tangible and intangible), including, without limitation, all of the assets and properties (except capitalized leases) reflected on the March 31, 1998 balance sheet of the Seller included in the Financial Statements, and, at the Closing Date, the Seller will have good and marketable title to all such assets and properties, in each case free and clear of any Lien, except for (i) Liens set forth on Schedule 2.25; (ii) assets and properties disposed of in the ordinary course of business since March

31, 1998 or (iii) Liens permitted by Section 2.12 hereof and Liens securing the claims of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable.

          SECTION 2.26 COMPLIANCE WITH LAWS. The Seller (i) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which the Seller or any of its business, operations, assets or properties (including the use and occupancy thereof) are subject, including without limitation, any notices of violation of law or municipal ordinances, orders or requirements of the Departments of Housing and Buildings, Fire, Labor, Health or other state or municipal departments having jurisdiction against or affecting the Real Property and (ii) has not failed to obtain or to adhere to the requirements in all material respects of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with its assets, properties or business.

          SECTION 2.27 ENTIRE BUSINESS. The Assets to be sold by the Seller to the Purchaser pursuant to this Agreement will convey to the Purchaser the entire Business of, and all of the tangible and intangible property used by, the Seller in connection with the conduct of the Business as heretofore conducted by the Seller (except for the Excluded Assets). There are no facilities, services, assets or properties shared with any other Person which are used by the Seller.

          SECTION 2.28   ENVIRONMENTAL MATTERS.  Except as set forth in Schedule
2.28 (with paragraph references corresponding to those set forth below):

          (a) No Order has been received by the Seller or the Shareholder, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the best knowledge of the Seller, threatened by any Governmental Authority with respect to any alleged failure by the Seller to have any license required under applicable Environmental Laws in connection with the conduct of its business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with its business, and to the best knowledge of the Seller there are no facts or circumstances in existence which could reasonably be expected to form the basis for any of the foregoing.

          (b) The Seller does not own, operate or lease a treatment, storage or disposal facility on any of its real property requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any such site or facility during any period that the Seller owned, operated or leased such real property.

          (c) The Seller has not transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Business to any location that is (i) listed on the

National Priorities List under CERCLA, (ii) listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by any Governmental Authority that may lead to Environmental Claims against the Seller or the Business.

          (d) No Hazardous Material generated in connection with the operation of the Business has been recycled, treated, stored, disposed of or Released by the Seller at any location except in compliance with all applicable Environmental Laws.

          (e) No oral or written notification of a Release of a Hazardous Material in connection with the operation of the Business has been filed by or on behalf of the Seller, and no site or facility now or previously owned, operated or leased by the Seller on any of its respective real property is listed or proposed for listing on the National Priorities List, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Seller on any of its real property, and no action has been taken by any Governmental Authority or, to the best knowledge of the Seller and the Shareholder, is in process that could subject any such site or facility to such Liens, and the Seller would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to its Real Property on which such site or facility is located.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Seller in relation to any site or facility now or previously owned, operated or leased by the Seller on any of its real property which have not been delivered to the Purchaser prior to the execution of this Agreement.

          SECTION 2.29 RULE 144. The Seller acknowledges that, unless the Shares are subsequently registered under the Securities Act of 1933, as amended, the Shares are Restricted Securities (as that term is defined in Rule 144 under the Securities Act), and therefore the Shares may not be publicly sold absent compliance with the registration provisions of the Securities Act or compliance with Rule 144, or unless another exemption from registration under the Securities Act is available. The Seller acknowledges that the following legend shall appear on the certificates evidencing the Shares delivered at Closing:

     "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective Registration Statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel to the Company that registration is not required by said Act."

          SECTION 2.30   DISCLOSURE.   Neither this Agreement, nor any Schedule
or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                                     ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller and the Shareholder as follows:

          SECTION 3.1 ORGANIZATION AND CAPITALIZATION. (a) The Purchaser is a corporation duly organized and validly existing corporation under the laws of the State of Delaware and has all requisite power and lawful authority to (i) enter into this Agreement and to perform its obligations hereunder, and (ii) own, lease and operate its properties and assets as they are now owned, leased and operated.

          SECTION 3.2 VALIDITY AND EXECUTION OF AGREEMENT. The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The person or persons executing this Agreement and all related agreements, documents and certificates on behalf of the Purchaser have been authorized to do so by appropriate proceedings. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

          SECTION 3.3 NO CONFLICT. Neither the execution nor delivery of this Agreement by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby will: (i) violate or conflict with any of the provisions of the Certificate of Incorporation or by-laws of the Purchaser; (ii) violate or conflict with any Law or Order applicable to the Purchaser; or (iii) require any consent or approval by or filing or notice with any Person.

          SECTION 3.4 DISCLOSURE. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto made by the Purchaser, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                      ARTICLE IV

               PRE-CLOSING COVENANTS OF THE SELLER AND THE SHAREHOLDER

          SECTION 4. PRE-CLOSING COVENANT OF THE SELLER AND THE SHAREHOLDER. The Seller and the Shareholder hereby jointly and severally covenant and agree with the Purchaser that from and after the date of this Agreement, the Seller and the Shareholder shall do or refrain from doing, and the Shareholder shall cause the Seller to do or refrain from doing, the following:

          SECTION 4.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. At or prior to the Closing Date, the Purchaser shall be entitled, through its employees, representatives and advisers to make such investigation of the assets, properties, business and operations of the Seller, the books, records, Tax Returns, financial condition and operations of the Seller, as the Purchaser may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller, shall cooperate fully therein. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller and Shareholder under this Agreement. In order that the Purchaser may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the business and affairs of the Seller. The Seller shall furnish the representatives of the Purchaser during such period with all such information and copies of such documents concerning the affairs of the Seller, as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and business operations of the Seller.

          SECTION 4.2    CONDUCT OF BUSINESS.

          (a) The Seller will operate only in the usual, regular and ordinary manner and will employ continuing best efforts to preserve its relationships with customers, suppliers, employees and others having business dealings with it.

          (b) The Seller will take no action to disrupt its present organization, employment and business relationships.

          (c)    Without the prior written consent of the Purchaser, the Seller
(i) will make no capital expenditures, capital commitments, or additions to plant, furniture, fixtures or equipment, (ii) will not dispose of or encumber any properties, except for the sale of inventory in the ordinary course, even if the sale would be for at least fair value, (iii) will not modify, compromise or change any right, concession, license, lease, contract, commitment or agreement existing on the date of the execution of this Agreement or arising hereafter,
(iv) will not incur any indebtedness for money borrowed, refinance any existing outstanding indebtedness, or give or obtain payment terms other than pursuant to existing practice and then only in the ordinary course of business, (v) will maintain its Real Properties and fixed assets, whether owned or leased, in at least the same state of repair, order and condition as exist on the date of this Agreement, reasonable wear and tear excepted, and (vi) will make no payments or distributions of any kind to the Shareholder in respect of the capital stock of the Seller or pay any indebtedness owed to its shareholders, officers or directors unless requested to do so by the Purchaser.

          SECTION 4.3 NOTICE OF EVENTS. The Seller and the Shareholder shall promptly notify the Purchaser of (i) any event, condition or circumstance occurring from the date hereof through the

Closing Date that would constitute a violation or breach of this Agreement, and
(ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Seller or the Shareholder materially misleading.

          SECTION 4.4 BULK SALE FILINGS. The Seller shall timely make all required filings under all applicable state sales tax bulk sales notification statutes and regulations, and any applicable state tax statutes, in connection with the sale of the Assets to the Purchaser. Seller shall furnish Purchaser an affidavit stating under penalties of perjury the Seller's United States taxpayer identification number, and that the Seller is not a foreign person pursuant to
Section 1445 of the Code.

          SECTION 4.5 OTHER AGREEMENTS. The Seller and the Shareholder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, and submissions of information requested by governmental or regulatory bodies and any other Persons required to be obtained by them for the consummation of the Closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

          SECTION 4.6 NAME CHANGES. Simultaneously with the Closing, the Seller shall, and the Shareholder shall cause the Seller to, amend its certificate of incorporation to change its name to a name which does not contain the words "Atlantic Precision Products" or substantially similar words.


                                      ARTICLE V

                         CONDITIONS PRECEDENT TO THE CLOSING

          SECTION 5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER TO COMPLETE THE CLOSING. The obligations of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Seller and the Shareholder contained in this Agreement shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller and the Shareholder shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it or him on or prior to the Closing Date.

          (b) THIRD PARTY CONSENTS. Except as otherwise waived by the Purchaser, all consents, permits and approvals from parties to contracts or other agreements with the Seller set forth on any Schedule to this Agreement, and any other material consent, permit or approval that may be required in connection with the performance by the Seller and the Shareholder of its or his obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of the Seller's contracts or other agreements with the Purchaser after the Closing shall have been obtained.

          (c) INJUNCTION, ETC. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets to be purchased by the Purchaser hereunder.

          (d) OPINION OF COUNSEL TO THE SELLER AND THE SHAREHOLDER. The Purchaser shall have received the opinion of Van Meer & Belanger, P.A. counsel to the Seller and the Shareholder, substantially in the form of Exhibit A hereto.

          (e) CLOSING CERTIFICATES OF THE SELLER AND THE SHAREHOLDER. The Seller and the Shareholder shall have delivered to the Purchaser certificates signed by an authorized executive officer of the Seller and by the Shareholder, dated the Closing Date, as to the matters set forth in Section 5.1(a) and in form and substance satisfactory to the Purchaser.

          (f) INVESTMENT LETTER. The Purchaser will have received a letter duly executed by the Seller acknowledging that the Seller will be acquiring the Shares for investment purposes only and not with a view to their resale or distribution.

          (g) REAL PROPERTY LEASES. The Purchaser shall have (i) entered into a real property lease with respect to each of the Real Properties which shall have a term of five years, with an option to renew for an additional term of 5 years which option may be exercised by the Purchaser, and shall otherwise be acceptable to the Purchaser and (ii) received evidence satisfactory to Purchaser that the existing leases with respect to the Real Properties shall have been terminated.

          (h) APPROVAL OF COUNSEL TO THE PURCHASER. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Shareholder and the Seller hereunder or in connection with the consummation of the transactions contemplated hereby and all other related matters shall have been approved by Farrell Fritz, P.C., counsel to the Purchaser, as to their form and substance.

          (i) CONVEYANCING DOCUMENTS. The Seller shall have executed and delivered to the Purchaser an (i) Assignment and Assumption Agreement (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") in substantially the form of Exhibit B hereto, (ii) a Bill of Sale (the "BILL OF SALE") in substantially the form of Exhibit C hereto, and (iii) such further instruments and documents as may be reasonably requested by the Purchaser in order to complete the transfer of the Assets to the Purchaser.

          (j)    [RESERVED].

          (k) LIEN SEARCHES. The Purchaser shall have received lien search results satisfactory to the Purchaser demonstrating that the Assets are free and clear of all liens, claims and encumbrances of any description.

          (l) OPTION AGREEMENT. The Purchaser shall have received a counterpart of the Option Agreement duly executed by the Seller.

          (m) EMPLOYMENT AGREEMENT. The Shareholder shall have executed and delivered to the Purchaser an Employment Agreement substantially in the form of Exhibit G hereto.

          SECTION 5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND THE SHAREHOLDER TO COMPLETE THE CLOSING. The obligations of the Seller and the Shareholder to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Seller and the Shareholder:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Purchaser shall be true, complete and correct as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

          (b) INJUNCTION, ETC. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transaction contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets to be purchased by the Purchaser hereunder.

          (c) OPTION AGREEMENT. The Seller shall have received a counterpart of the Option Agreement duly executed by the Purchaser.

          (d) EMPLOYMENT AGREEMENT. The Purchaser shall have executed and delivered to the Shareholder an Employment Agreement substantially in the form of Exhibit G hereto.

          (e) REAL PROPERTY LEASES. The Seller shall have entered into a real property lease with the Purchaser with respect to each of the Real Properties which shall have a term of five years, with an option to renew for an additional term of five years, which option may be exercised by the Purchaser, and shall be otherwise acceptable to Seller.

          (f) PURCHASER'S ORGANIZATIONAL DOCUMENTS. The Seller shall have received a copy of the articles of incorporation and by-laws of the Purchaser.

          (g) OPINION OF COUNSEL TO THE PURCHASER. The Seller and the Shareholder shall have received the opinion of Farrell Fritz, P.C., counsel to the Purchaser, dated the Closing Date, substantially in the form of Exhibit D.

          (h) CLOSING CERTIFICATES OF THE PURCHASER. The Purchaser shall have delivered to the Seller and the Shareholder certificates signed by a duly authorized officer of the Purchaser, dated the Closing Date, as to the matters set forth in Section 5.2(a) and in form and substance satisfactory to the Seller and the Shareholders.


                                      ARTICLE VI

                                POST CLOSING COVENANTS


     The parties covenant to take the following actions after the Closing Date:

          SECTION 6.1 FURTHER INFORMATION. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Seller or relating to the Business, the Assets, the Excluded Assets, the Assumed Liabilities or the Seller in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, and (ii) for any other reasonable business purpose.

          SECTION 6.2 RECORD RETENTION. Each party agrees that for a period of not less than six years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Business, the Assets, the Assumed Liabilities, the Excluded Assets or the Seller in its possession with respect to the periods prior to the Closing. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other parties, at the other parties' expense, custody of such Books and Records as such party may intend to destroy.

          SECTION 6.3 TRANSFER TAXES. (a) Except as provided in the last sentence of this Section, the Seller and the Shareholder shall jointly and severally pay all real property transfer, sales, use, transfer, and other similar taxes and fees ("TRANSFER TAXES"), if any, applicable to, imposed upon or arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless the Purchaser with respect to any such Transfer Taxes. The Seller and the Shareholder shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes. Notwithstanding the foregoing, the Purchaser agrees to pay any sales tax required to be paid in connection with the transfer of title to all motor vehicles included in the Assets.

          (b) The Seller shall pay all income and other gains related Taxes applicable to, imposed upon or arising out of the transactions contemplated hereby.

          SECTION 6.4    NON-COMPETE.

          (a) COVENANTS AGAINST COMPETITION. The Shareholder and the Seller acknowledge that the (i) Shareholder's ownership of the Seller has brought the Shareholder in close contact with certain confidential affairs of the Seller not readily available to the public; and (ii) the Purchaser would not purchase the Assets but for the agreements and covenants of the Seller and the Shareholder contained in this Section 6.4. Accordingly, the Seller and the Shareholder each covenants and agrees that:

                 (i) The Seller and Shareholder shall not directly or indirectly, for a period commencing on the Closing Date and terminating on the later to occur of (a) the sixth anniversary of the Closing Date or (b) the date three years after the date Shareholder ceases to be employed by the Purchaser (the "RESTRICTED PERIOD"): (1) engage in the Business in the Northeastern United States for the Seller's or, such Shareholder's own account; (2) render any services to any Person (other than the Purchaser) engaged in such activities in the Northeastern United States; or (3) become interested in any such Person in the Northeastern United States as a partner, shareholder, principal, agent, trustee, consultant or in any other relationship or capacity; PROVIDED, HOWEVER, that notwithstanding the above the Seller or the Shareholder may own, directly or indirectly, solely as an investment, securities or any Person which are traded on any national securities exchange or NASDAQ if the Seller or the Shareholder (i) is not a controlling Person or, or a member of a group which controls such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

                 (ii) During and after the Restricted Period, the Seller and the Shareholder shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or himself or others except in connection with the business and affairs of the Purchaser, all confidential information with respect to the Seller and the Business and the Assets, or learned by the Seller and the Shareholder heretofore or hereafter directly or indirectly from the Seller or the Purchaser, including, without limitation, information with respect to
          (a) sales figures, (b) or loss figures, (c) customers, clients, suppliers, sources of supply and customer lists (collectively, the "CONFIDENTIAL SELLER INFORMATION"), and shall not disclose such Confidential Seller Information to anyone outside of the Purchaser except with the Purchaser's express written consent and except for Confidential Seller Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of either the Seller or the Shareholder.

                 (iii) During the Restricted Period, neither the Seller nor the Shareholder shall, directly or indirectly, knowingly solicit or encourage to leave the employment of the Purchaser, any employee of the Purchaser or hire any employee who has left the employment of the Purchaser after the date of this Agreement or within one year of the termination of such employee's employment with the Purchaser.

          (b) RIGHTS AND REMEDIES UPON BREACH. If the Seller or the Shareholder breaches, or threatens to commit a breach of, any of the provisions of Section 6.4 (the "RESTRICTIVE COVENANTS"), the Purchaser shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Section 7, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity:

                 (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Seller or the Shareholder of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide adequate remedy to the Purchaser.

                 (ii) The right and remedy to require the Seller or the Shareholder to account for and pay over to the Purchaser all compensation, profits, monies, accruals, increments or other benefits (collectively, "BENEFITS") derived or received by such person as the result of any transactions constituting a breach of any of the Restrictive Covenants, and such person shall account for and pay over such Benefits to the Purchaser.

          (c) SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (d) BLUE-PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          (e) ENFORCEABILITY IN JURISDICTION. The Purchaser and the Seller and the Shareholder intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Purchaser and each of the Seller and the Shareholder that such determination not bar or in any way affect the Purchaser's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (f) COMPENSATION FOR NON-COMPETITION. In consideration of the Shareholder's Agreement pursuant to this Section 6.4, the Purchaser shall pay to the Shareholder the sum of $300,000 payable in five annual installments of $60,000 on each of the third, fourth, fifth, sixth and seventh anniversaries of the date of this Agreement. The provisions of this subparagraph (f) shall not limit or otherwise effect the application of Section 6.4(a) hereof.

          (g) Notwithstanding any provision of this Section 6.4, in the event that Purchaser shall default in its obligation to make payments to the Seller hereunder or under any document executed in connection herewith and such payment default continues for 30 days after written notice from the Seller to the Purchaser, the provisions of this Section 6.4 shall no longer be applicable.

          SECTION 6.5 COVENANTS REGARDING TAX MATTERS. The Seller and the Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit or other examination by any tax authority or judicial or administrative proceedings relating to a liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to any such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period.

                                     ARTICLE VII

                              SURVIVAL; INDEMNIFICATION

          SECTION 7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements of each of the Seller, the Shareholder and the Purchaser contained in this Agreement shall survive the Closing for a period of three (3) years, other than the representations contained in Sections 2.12, 2.25 and 2.28 which shall survive indefinitely.

          SECTION 7.2 INDEMNIFICATION OF THE PURCHASER. The Seller and the Shareholder, jointly and severally, agree to indemnify, defend and hold harmless the Purchaser and any of its Affiliates, members, officers, partners, employees, successors and assigns from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever (hereinafter individually, a "LOSS" and collectively, "LOSSES") which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Seller or the Shareholder contained in this Agreement or in any other document contemplated by this Agreement, or (ii) any Excluded Liability.

          SECTION 7.3    INDEMNIFICATION OF THE SELLER AND THE SHAREHOLDER.

          The Purchaser agrees to indemnify, defend and hold harmless the Seller, the Shareholder and any of their Affiliates, directors, officers, partners, employees, successors and assigns from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Purchaser contained in this Agreement or (ii) any Assumed Liability assumed by the Purchaser pursuant to Section 1.3.

          SECTION 7.4 METHOD OF ASSERTING CLAIMS. The party making a claim under this Article VII is referred to as the "INDEMNIFIED PARTY" and the party against whom such claims are asserted under this Article VII is referred to as the "INDEMNIFYING PARTY". All claims by any Indemnified Party under this
Article VII shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; the "CLAIM NOTICE"); PROVIDED, HOWEVER, that any failure to give such Claim Notice will not be deemed waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the fees and disbursements of such counsel with regard thereto; PROVIDED, HOWEVER, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party received such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) right prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless, the settlement is for cash and as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

          (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within forty-five (45) days of receipt of the Claim Notice that it disputes such claim, the amount of such claims shall be conclusively deemed a liability of the Indemnifying Party hereunder.

          (c)    So long as any right to indemnification exists pursuant to this
Article VII, the affected parties each agree to retain all Books and Records related to the Claim Notice. In each instance, the Indemnified Party shall have right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the best knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential.)


                                     ARTICLE VIII

                               TERMINATION OF AGREEMENT

          SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

          (a) by the Purchaser, or by the Seller and the Shareholder, by written notice to the other parties hereto, in the event that the Closing shall not have occurred on or prior to the close of business on August 15, 1998 (unless such event has been caused by a breach of this Agreement by the party seeking such termination or, in the case of termination by the Shareholder, a breach by the Seller or the Shareholder); or

          (b) at any time on or prior to the Closing Date, by written consent of the Purchaser, the Seller and the Shareholder.

          SECTION 8.2 SURVIVAL. In the event this Agreement is terminated pursuant to Section 8.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 9.2 and (ii) there shall be no liability pursuant to this Agreement on the part of the Seller, the Shareholders or the Purchaser or their respective members, officers, directors or

Affiliates, PROVIDED, HOWEVER, that if such termination shall result from the breach by a party of the provisions contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred as a result of such breach by the other parties hereto.

                                      ARTICLE IX

                                    MISCELLANEOUS

          SECTION 9.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

          "ACCOUNTS RECEIVABLE" has the meaning specified in Section 1.1(b).

          "ACTION OR PROCEEDING" means any action, suit, proceeding, arbitration or investigation or audit by any Governmental Authority.

          "AFFILIATE" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of a Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as limited partner of such other Person) will be deemed to control such other Person.

          "ASSETS" has the meaning specified in Section 1.1.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning specified in
Section 5.1(i).

          "ASSUMED LIABILITIES" has the meaning specified in Section 1.3.

          "FINANCIAL STATEMENTS" has the meaning specified in Section 2.9.

          "BENEFITS" has the meaning specified in Section 6.4(b)(ii).

          "BILL OF SALE" has the meaning specified in Section 5.1.(i).

          "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "BUSINESS" has the meaning specified in the recitals of this Agreement.

          "BUSINESS CONTRACTS" has the meaning specified in Section 1.1(e).

          "BUSINESS DAY" means any day on which commercial banks are not authorized or required by law to close in New York, New York.

          "BUSINESS LICENSES" has the meaning specified in Section 1.1(h).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5.

          "CLAIM NOTICE" has the meaning specified in Section 7.4(a).

          "CLOSING" has the meaning specified in Section 1.12.

          "CLOSING DATE" has the meaning specified in Section 1.12.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONFIDENTIAL SELLER INFORMATION" has the meaning specified in Section 6.4(a)(ii).

          "CONTRACTS AND OTHER AGREEMENTS" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements.

          "DOCUMENT OR OTHER PAPERS" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

          "EMPLOYMENT AGREEMENT" has the meaning specified in Section 5.1(m).

          "ENVIRONMENTAL CLAIM" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, of alleged violation, of any Environmental Law. The term "ENVIRONMENTAL CLAIM" shall include, without limitation, any claim by any Governmental Authority for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any applicable

Environmental Law, and any claim by an third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "ENVIRONMENTAL LAW" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases or pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCLUDED LIABILITIES" has the meaning specified in Section 1.4.

          "GAAP" means generally accepted accounting principles.

          "GOVERNMENTAL AUTHORITY" means court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

          "HAZARDOUS MATERIAL" means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are not or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import under any Environmental Law; and
(c) any other chemical or other material or substance, exposure to which is not or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

          "INDEMNIFIED PARTY" has the meaning specified in Section 7.4.

          "INDEMNIFYING PARTY" has the meaning specified in Section 7.4.

          "INTANGIBLE PROPERTY" has the meaning specified in Section 1.1(g).

          "INVENTORY" has the meaning specified in Section 1.1(a).

          "IRS" means the Internal Revenue Service.

          "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

          "LIABILITIES" has the meaning specified in Section 2.10.

          "LIEN" means any lien, pledge hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "LOSSES" has the meaning specified in Section 7.2(a).

          "MATERIAL ADVERSE EFFECT" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or otherwise) of such Person or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

          "MATERIAL CONTRACTS" has the meaning specified in Section 2.14.

          "NORTHEASTERN UNITED STATES" means the States of New York, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont and Maine.

          "OPTION AGREEMENT" means that certain Option Agreement, substantially in the form of Exhibit F annexed hereto executed by and between the Shareholder and Allied.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Authority, in each case whether preliminary or final.

          "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

          "PERSONAL PROPERTY LEASES" has the meaning specified in Section
1.1(d).

          "PLAN" means any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether formal or informal, whether for the benefit of a single individual or more than one individual, which is in the nature of
(a) an employee pension benefit plan (as defined in ERISA 3(2)), (b) an employee welfare benefit plan (as defined in ERISA Section 3(1)) or (c) an incentive, deferred compensation, or other benefit arrangement for employees, former employees, their dependents or their beneficiaries.

          "PURCHASER" has the meaning specified in the recitals to this Agreement.

          "REAL PROPERTIES" means the real properties located at 419 Hill Street, Biddeford, Maine 04005 and at 483 Roosevelt Trail, Windham, Maine 04062, each of which may be individually referred to as a "Real Property".

          "RELEASE" means any release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "RESTRICTED PERIOD" has the meaning specified in Section 6.4(a)(i).

          "RESTRICTIVE COVENANTS" has the meaning specified in Section 6.4(b).

          "SELLER" has the meaning specified in the recitals to this Agreement.

          "SHAREHOLDER" has the meaning specified in the Recitals.

          "TANGIBLE PROPERTY" has the meaning specified in Section 2.19.

          "TAX RETURN" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Seller) or the administrative of any laws, regulations or administrative requirements relating to any Tax.

          "TAX" and "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, income, capital, excise, property, sales, transfer, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

          "TRANSFER TAXES" has the meaning specified in Section 6.3.

          SECTION 9.2 EXPENSES. Each of the parties hereto shall pay its own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

          SECTION 9.3 GUARANTY OF ALLIED. Allied, having received direct benefit from the delivery of the Assets to the Purchaser, hereby guarantees the payment in full of any and all payment obligations of the Purchaser, hereunder or under any document or instrument executed in connection herewith.

          SECTION 9.4 PURCHASER'S RIGHT TO OFF-SET. In addition to any other rights or remedies provided hereunder or at law, the Purchaser shall have the right to apply amounts payable by the

Seller or the Shareholder to the Purchaser hereunder (whether such amounts arise pursuant to a claim for indemnity or otherwise) to reduce amounts payable to the Seller or the Shareholder hereunder or under any document or instrument executed in connection herewith. Notwithstanding the foregoing, before the Purchaser exercises the right provided in the preceding sentence with respect to any claim for indemnity the Purchaser shall comply with the provisions of Section 7.4 hereof.

          SECTION 9.5 FURTHER ASSURANCES. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Seller and the Shareholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the Purchaser the Assets to put the Purchaser in actual possession and operating control of the Business and to assist the Purchaser in exercising all rights with respect thereto.

          SECTION 9.6 NOTICES. All notices, requests, demand and other communication required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 9.6):

          If to the Seller:

                 Atlantic Precision Products, Inc.
                 23 Watkins Shore Road
                 Casco, Maine  04015

                 Facsimile:  (207) 286-1431

          If to the Shareholder:

                 Mr. Robert Martin
                 23 Watkins Shore Road
                 Casco, Maine  04015


                 Facsimile:  (207) 286-1431

          If to the Purchaser:

                 APPI, Inc.
                 2365 Milburn Avenue
                 Baldwin, New York  11510

                 Attention:  Mr. Mark Hopkinson
                 Facsimile:  (516) 223-9172


          SECTION 9.7 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser.

          SECTION 9.8 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

          SECTION 9.9 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the party of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

          SECTION 9.10 BROKERS. Each party to this Agreement agrees that it shall be responsible to pay the fees, commissions and expenses of any broker or other third party retained by it in connection with the transactions contemplated hereby.

          SECTION 9.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          SECTION 9.12 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

          SECTION 9.13 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          SECTION 9.14 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          SECTION 9.15 EXHIBITS, SCHEDULES AND ANNEXES. The Exhibits, Schedules and Annexes are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits, Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          SECTION 9.16 EFFECT OF DISCLOSURE ON SCHEDULES. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such
Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

          SECTION 9.17 HEADINGS. The headings in this Agreement are for reference only, and shall not effect the interpretation of this Agreement.

          SECTION 9.18 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   APPI, INC.


                                   By:
                                      ----------------------------
                                      Name:
                                      Title:


                                   ATLANTIC PRECISION PRODUCTS, INC.


                                   By:
                                      ----------------------------
                                      Name:
                                      Title:

                                   -------------------------------
                                   ROBERT MARTIN, Individually

AGREED WITH RESPECT TO THE
PROVISIONS OF SECTION 9.3 HEREOF:

ALLIED DEVICES CORPORATION


By:
   ----------------------------
   Name:
   Title: